Exhibit 10.1

AMENDMENT TO OUTSTANDING

RESTRICTED STOCK AWARD AGREEMENTS

THIS AMENDMENT is executed as of the 14th day of September, 2016 (the “Effective Date”), by AdvancePierre Foods Holdings, Inc., a Delaware corporation (the “Company”), under the following circumstances:

A.                                    Pursuant to the AdvancePierre Foods Holdings, Inc. 2009 Omnibus Equity Incentive Plan, as amended (the “Plan”), the Company from time to time prior to the Effective Date has granted Restricted Shares (as defined in the Plan) to certain individuals pursuant to Restricted Stock Award Agreements of various dates (each, a “Restricted Stock Agreement”) between the Company (or a predecessor) and the individual to whom the Restricted Shares were granted (the “Holder”).

B.                                    The Restricted Stock Agreements entered into prior to the Effective Date provide that cash dividends will be paid on the Restricted Shares subject to such agreements only if and to the extent that such Restricted Shares become vested, notwithstanding that, at the time of grant, it was the intention of the Company that cash dividends be paid on all such Restricted Shares, whether vested or unvested.

C.                                    The Compensation Committee of the Board of Directors of the Company has adopted and approved this Amendment to each outstanding Restricted Stock Agreement to provide that any cash dividends paid by the Company will be paid on all Restricted Shares subject to such Restricted Share Award Agreement after the date such Restricted Shares are granted, whether such Restricted Shares are vested or unvested.  Under the terms of the Plan and each Restricted Stock Agreement, no consent or approval of the Holder under any Restricted Stock Agreement is required for this Amendment.

NOW, THEREFORE, each Restricted Stock Agreement representing Restricted Shares granted by the Company prior to the Effective Date and outstanding on the Effective Date hereby is amended, effective retroactively to the date of grant of the Restricted Shares subject to such Restricted Stock Agreement, as follows:

1.  Section 5 of the Restricted Stock Agreement is amended in its entirety to read as follows:

5.              Dividend Rights. After the date on which the Restricted Stock subject to the Award is granted, the Holder shall be entitled to receive any cash dividends paid on the Restricted Stock subject to the Award (whether vested or unvested at such time); provided that such rights shall prospectively terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to the terms of this Award Agreement and the Plan.

2.  Except as expressly set forth in Section 1, no change or modification to any Restricted Stock Agreement is made hereby, each of which shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the Effective Date.

ADVANCEPIERRE FOODS HOLDINGS, INC.

By:
Name:
Title: